Subject: Termination of BayHill Contract
From: "Gary Cook" <gary@seattle.cognigen.net>
Date: Fri, 21 Apr 2006 15:47:03 -0600
To: "Bob Bench" <bbench@bayhillgroup.com>, "Todd Esplin" <tesplin@bayhillgroup.com>
CC: "Chris Seelbach" <Seelbach@aol.com>

Bob and Todd,

We appreciate your assistance in the progress we have made over the last five months as we have developed our strategic business plan. Todd and Tim have been particularly helpful in this process.

Unfortunately we have come into a very tight financial situation. Because of this and other reasons, we have decided to exercise our right to terminate our agreement with BayHill. This e-mail and follow-up fax serve to give the necessary 30 day notice to you prior to April 22, 2006 to terminate as of May 22, 2006. We will, however, take your proposal to the Board of Directors which includes a proposal to terminate as of April 22, 2006, as well as your proposal to convert accrued amounts into restricted stock.

Your equity participation rights for 20% would be vested as per the contract after six months.

Bob, we have appreciated your help and guidance. We intend to continue to keep you in mind for your involvement in our activities and will offer you participation in our financing as we move into that mode if you care to participate, or encourage others to participate.

Sincerely,

Gary